EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

                         METROMEDIA INTERNATIONAL GROUP
    ANNOUNCES AGREEMENT IN PRINCIPLE TO EXCHANGE CERTAIN BUSINESS ASSETS FOR
     $58.6 MILLION OF ITS 10 1/2% SENIOR DISCOUNT NOTES AND $5 MILLION CASH

 ANNOUNCES DELAY IN THE PAYMENT OF INTEREST ON ITS 10 1/2% SENIOR DISCOUNT NOTES

           ANNOUNCES THAT IT DOES NOT DECLARE PREFERRED STOCK DIVIDEND

                      ANNOUNCES INABILITY TO FILE FORM 10-K


NEW YORK, MARCH 31, 2003 -- Metromedia International Group, Inc. (the "Company") (OTCBB:MTRM), the owner of interests in various communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced that it executed a non-binding letter of intent with Adamant Advisory Services, a British Virgin Islands company ("Adamant"), to exchange the Company's ownership interest in certain of its business units in Russia for approximately $58.6 million, face value, of the Company's 10 1/2 % Senior Discount Notes (the "Senior Notes"). Currently, $210.6 million in face value, excluding accrued interest, is outstanding on the Senior Notes (inclusive of the Senior Notes associated with the Adamant transaction). As part of the transaction, the Company will convey to Adamant its ownership interests in Comstar (a Moscow based fixed-line telephony operator), Kosmos TV (a Moscow based cable television operator), and the Company's Russian radio assets. In addition to conveying the Senior Notes to the Company, Adamant will pay US$5 million in cash and also release the Company of its obligation to pay interest accrued on the Senior Notes (the current obligation is $3 million). Final closure of the exchange is conditioned on execution of definitive agreements and receipt of certain third party approvals, including those by Russian regulatory authorities, all of which are expected within weeks.

In making this announcement, Mark Hauf, Chairman, President and Chief Executive Officer of the Company, commented, "This transaction relieves a significant amount of financial pressure that the Company faces. It is a major step towards our goal of placing the Company on a sound and stable financial footing." With the conclusion of this transaction, approximately $152 million, face value, of the Company's Senior Notes will remain outstanding.

The Company also announced today that it did not pay the $11.1 million interest due on March 31, 2003 for the Senior Notes that currently remain outstanding (inclusive of the Senior Notes associated with the Adamant transaction). The Company has a 30-day grace period for making the interest payment under the indenture governing the Senior Notes. Further, the Company announced that it will not declare a dividend on its 7 1/4% cumulative convertible preferred stock for the quarterly dividend period ending on March 15, 2003. With respect to these decisions, Mr. Hauf commented, "The Company faces liquidity problems that would only be aggravated by these interest and dividend payments. We continue active engagement with our key financial stakeholders on debt restructuring measures in an effort to resolve our liquidity issues in a fashion that best preserves value for all interested parties."

To date, the Company and representatives of holders of the remaining Senior Notes have not reached agreement on terms of a restructuring of their Senior Notes. The Company cannot make any assurance that it will close the transaction with Adamant or be successful in raising sufficient additional cash through asset sales or through cash repatriations from its business ventures to meet its remaining debt and operating obligations. Nor can it make any assurance regarding the successful restructuring of its indebtedness. If the Company is not able to reach agreements that favorably resolve the issues described here, the Company may have to resort to certain other measures, including ultimately seeking the protection afforded under the United States Bankruptcy Code. Furthermore, any negotiated restructuring of the Company's indebtedness may require that the Company seek the protection afforded under the reorganization provisions of the United States Bankruptcy Code in order to successfully effectuate a restructuring. Since the Company cannot assure you that it will be successful in meeting or restructuring its obligations, there remains reasonable doubt about the Company's ability to continue as a going concern.

The Company also announced today that it has not completed its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Form 10-K"), including the finalization of its annual audited financial statements. The Company will, therefore, not file its Form 10-K with the United States Securities and Exchange Commission ("SEC") at this time. The Company continues to devote substantial time and effort to reorganization of its finances, while reducing overhead related expenditures in response to current liquidity pressures. These measures sharply limit the resources that can be allocated to compile information necessary to complete the Form 10-K and also the annual audited financial statements. Management cannot at this time provide any further guidance as to when or if the Form 10-K will be filed with the SEC nor when or if the annual audited financial statements will be completed.


ABOUT METROMEDIA INTERNATIONAL GROUP
------------------------------------

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at WWW.METROMEDIA-GROUP.COM.
CONTACTS:
METROMEDIA INTERNATIONAL GROUP, INC.
Ernie Pyle
Senior Vice President Finance,
Chief Financial Officer and Treasurer
(212) 527-3800